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November 2, 2000


Kerry Yndestad
12355 Cobblestone Court
Rosemount, MN 55068


Dear Kerry:

On behalf of Tricord Systems, Inc., I am pleased to extend to you the following offer of the position of Vice President of Product Development of the Company.

Set forth below are the terms of your employment:

         1. Your job responsibilities will commence part-time on November 9, 2000, and then fill-time on November 27, 2000. You will report directly to the President and Chief Operating Officer. You will perform such duties, consistent with your other business and employment activities, as may be agreed to by the Chief Operating Officer of the Company and you.

         2. Your base salary in connection with this position will be $150,000 per year. Tricord's pay periods are the 15th and the end of the month. You will be eligible for an annual bonus subject to performance objectives to be set by the Chief Operating Officer. In year 2000, your bonus will be guaranteed at 25% of your base salary and will be paid on a pro rata basis from the date of your employment. In subsequent years your bonus will be 25% of your base salary, subject to performance objectives to be set no later than January 31st of that year by the Chief Operating Officer. Your bonus will be paid no later than 30 days after the end of each calendar year.

         3. You will be granted, effective as of the date you commence employment, an incentive stock option (the "Option") to purchase 250,000 shares (the "Option Shares") of the Company's common stock at an exercise price equal to the closing price of the common stock on the date you commence employment subject to board approval. You should note, however, that the number of shares subject to the Option that will actually qualify for incentive stock option tax treatment will be limited by the provisions of the Internal Revenue Code. The Option will be granted under the terms of the Company's 1998 Stock Incentive Plan (the "1998 Plan") and the standard form of option agreement thereunder. The Option will become exercisable in 37 installments as follows: (i) 25% of the Option Shares will become exercisable 12 months after the date of grant; and (ii) 75% of the Option Shares will become exercisable in 36 equal monthly installments thereafter (i.e., approximately 2.083% of the Option Shares for each full month of continuous service thereafter).

         4. You will be paid a pre-tax signing bonus of $20,000. The signing bonus will be paid after January 1, 2001 after commencement of employment with the Company. In the event you resign, at your discretion, from Tricord within six months of the date you commence employment, you agree that you will repay the bonus to Tricord.

         5. If your employment with the Company is terminated without "cause" (as such term is defined in the 1998 Plan) or you terminate your employment following a significant reduction in your responsibilities, you will receive a lump sum cash payment equal to



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              six months of your then current base salary. All applicable taxes will apply. Any separation payment will be made in exchange for signing a Release of Claims In the event of your voluntary termination of employment, you forfeit any severance payment.

As an employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to eligibility requirements of the various plans.

Please indicate your acceptance of this offer by signing and returning this letter to me no later than November 10, 2000. Your employment will be effective upon approval by the Board of Directors.

I am confident that you will make a significant contribution to the success and growth of Tricord, and we are looking forward to having you on the Tricord Executive Team.

Very truly yours,

/s/ Joan M. Wrabetz

Joan M. Wrabetz


ACCEPTANCE:

/s/ Kerry Yndestad
--------------------------------------
Kerry Yndestad

November  7, 2000




DATE OF BOARD APPROVAL:  ______________, 2000